UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2017

ERIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 797-2940
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Erin Energy Corporation (“we,” “us”, the “Company”), has become aware of two changes in control of the Company:

First Change of Control.

The Company was advised by Oltasho Nigeria Limited (“Oltasho”) and Latmol Investment Limited (“Latmol”) that on (a) April 3, 2017, an aggregate of 116,108,833 shares of the Company’s common stock previously held by Allied Energy PLC (“Allied”), were foreclosed upon by Oltasho, in connection with the failure of Allied to timely repay $50 million owed to Oltasho, pursuant to the terms of a loan agreement and certain stock pledges; and (b) April 13, 2017, an aggregate of 1,515,927 shares of the Company’s common stock previously held by CAMAC Int’l (Nigeria) Ltd. (“CAMAC International”), were foreclosed upon by Latmol, in connection with the failure of CAMAC International to timely repay $50 million owed by CAMAC International to Latmol, pursuant to the terms of a loan agreement and a stock pledge.

Prior to April 2017, the shares of common stock previously held by Allied and CAMAC International were beneficially owned by Dr. Kase Lukman Lawal, the Company’s former Chairman and Chief Executive Officer, due to his ownership of such entities and voting and dispositive control over the securities held by such entities.

The shares foreclosed upon represented approximately 54.6% of the Company’s outstanding voting shares (53.9% owned by Allied and 0.7% owned by CAMAC International) as of the dates of foreclosure (i.e., April 3, 2017 and April 13, 2017, respectively) and as such, the foreclosure of the shares by Oltasho and Latmol represented a change in control of the Company. The Company has been advised that the shares held by Oltasho are beneficially owned by Alhaji Murhi Busari, its Chairman, and the shares held by Latmol are beneficially owned by Alhaji Murhi Busari, its Chairman.

Second Change of Control.

The Company has been advised that subsequent to the above, on July 5, 2017, Oltasho and Latmol entered into a Voting Agreement with Dr. Kase Lukman Lawal (the “Voting Agreement”) resulting in another change in control of the Company. Pursuant to the Voting Agreement, Oltasho and Latmol provided complete authority to Dr. Lawal to vote the 117,624,760 shares foreclosed upon (and any other securities of the Company obtained by Oltasho and/or Latmol in the future) at any and all meetings of stockholders of the Company and via any written consents. Those 117,624,760 shares represent 54.5% of the Company’s common stock as of the parties’ entry into the Voting Agreement. The Voting Agreement has a term of approximately 10 years, through July 31, 2027, but can be terminated at any time with the mutual consent of the parties. In connection with their entry into the Voting Agreement, Oltasho and Latmol each provided Dr. Lawal an irrevocable voting proxy to vote the shares covered by the Voting Agreement. Additionally, during the term of such agreement, Oltasho and Latmol agreed not to transfer the shares covered by the Voting Agreement except pursuant to certain limited exceptions. According to the Voting Agreement, Oltasho and Latmol have no desire to control the Company and believe that voting control of the Company was best determined by Dr. Lawal, a United States resident, who has extensive knowledge of United States laws and the assets and operations of the Company, as Dr. Lawal was, until he retired in 2015, the Chairman and Chief Executive Officer of the Company. Due to the Voting Agreement, Dr. Lawal will continue to hold voting control over the Company even after the foreclosures described above.

Other than as described above, the Company is not aware of any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

The description of the Voting Agreement above is not complete and is qualified in its entirety by the full text of the Voting Agreement, filed herewith as Exhibit 10.1 and incorporated by reference in this Item 5.01.

Item 9.01 Financial Statements and Exhibits.

10.1	Voting Agreement, dated as of July 5, 2017, by and among Dr. Kase Lawal, Latmol Investment Limited and Oltasho Nigeria Limited

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERIN ENERGY CORPORATION

	By:	/s/ Heidi Wong
Heidi Wong Senior Vice President

Date: July 7, 2017

EXHIBIT INDEX

10.1	Voting Agreement, dated as of July 5, 2017, by and among Dr. Kase Lawal, Latmol Investment Limited and Oltasho Nigeria Limited